Exhibit 4.1

Note: January 10, 2014

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

10% CONVERTIBLE PROMISSORY NOTE

OF

CODESMART HOLDINGS, INC.

Issuance Date: January 10, 2014
Beginning Value of this Note: $100,000
Original Issue Discount $10,000
Principal Amount of Note: $110,000

THIS NOTE (“Note” or “Note”) is a duly authorized Convertible Promissory Note of CODESMART HOLDINGS, INC. a corporation duly organized and existing under the laws of the State of Florida (the “Company”), designated as the Company's 10% Convertible Promissory Note Due January 10, 2015 (“Maturity Date”) in the principal amount of One Hundred Ten Thousand Dollars ($110,000) (the “Note”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Iconic Holdings, LLC or its registered assigns or successors-in-interest (“Holder”) the principal sum of One Hundred Ten Thousand Dollars ($110,000) together with all accrued but unpaid interest, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms hereof.

The initial Purchase Price will be one hundred ten thousand dollars ($110,000) of consideration upon execution of the Note Purchase Agreement and all supporting documentation. The sum of one hundred thousand dollars ($100,000.00) shall be remitted and delivered to the Company, and ten thousand dollars ($10,000) shall be retained by the Purchaser through an original issue discount for due diligence and legal bills related to this transaction. The Holder reserves the right to pay additional consideration at any time and in any amount it desires, at its sole discretion. The principle sum owed by the Company shall be prorated to the amount of consideration paid by the Holder and only the consideration received by the Company, plus prorated interest, fees and original issue discount, shall be deemed owed by the Company. The original issue discount is set at ten percent (10%) of any consideration paid. The Company is not responsible to repay any unfunded portion of this Note.

$110,000.00 Convertible
Note CodeSmart Holdings, Inc.
Iconic Holdings, LLC

Interest on any outstanding principal balance shall accrue at a rate of 10% per annum. In the Event of Default pursuant to Section 2(f), interest will accrue at the rate equal to the lower of twenty (20%) per annum or the highest rate permitted by law (the “Default Rate”).

This note may be prepaid according to the following schedule: Within sixty (60) days of the date of execution, this note may be prepaid for one hundred twenty percent (120%) of face value. Between sixty (60) and one hundred twenty (120) days from the date of execution, this note may be prepaid for one hundred thirty percent (130%) of face value. Between one hundred twenty (120) and one hundred eighty (180) days from the date of execution, this note may be prepaid for one hundred forty percent (140%) of face value. After one hundred eighty (180) days from the date of execution until the Due Date, this note may not be prepaid without written consent from Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

For purposes hereof the following terms shall have the meanings ascribed to them below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Conversion Price” shall be equal to sixty five percent (65%) of the lowest VWAP of the Company’s common stock during the twenty (20) consecutive trading days prior to the date on which Holder elects to convert all or part of the Note. If the Company is placed on “chilled” status with the Depository Trust Company (“DTC”), the discount will be increased by ten percent (10%) until such chill is remedied.

“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note, (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Agreements but not previously paid or added to the Principal Amount.

“Principal Market” shall mean the OTC Markets Group, LLC’s OTCQB Marketplace.

“Rule 144 Opinion” means an opinion letter prepared by legal counsel of Holder’s choice, which is reasonably acceptable to the Company, stating that the subject securities of the Company may be resold by the Holder without registration in reliance of Rule 144 promulgated under Securities Act of 1933, as amended.

$110,000.00 Convertible
Note CodeSmart Holdings, Inc.
Iconic Holdings, LLC

(b)    The date of any Conversion Notice hereunder and any Payment Date shall

“Trading Day” shall mean a day on which there is trading on the Principal Market.

“Underlying Shares” means the shares of common stock into which the Note is convertible (including interest or principal payments in common stock as set forth herein) in accordance with the terms hereof.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in “OTC Pink” by Pink OTC Markets Inc. (formerly Pink Sheets LLC), and any successor thereto. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

The following terms and conditions shall apply to this Note:

Section 1.00 Conversion.

(a)   Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder's option, at any time to convert the outstanding Principal Amount and Interest under this Note in whole or in part.

(b)   The date of any Conversion Notice hereunder and any Payment Date shall be referred to herein as the “Conversion Date”.

(i)           Stock Certificates or DWAC. The Company will deliver to the Holder, or Holder’s authorized designee, no later than three (3) Trading Days after the Conversion Date (the “Deadline”), a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading restrictions only if Holder has provided a Rule 144 Opinion or an effective registration statement for the resale of such shares) representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company's transfer agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) prime broker with DTC through its Deposits and Withdrawal at Custodian (DWAC) program (provided that the same time periods herein as for stock certificates shall apply); provided that the Holder shall have provided the Company a Rule 144 Opinion or an effective registration statement for the resale of such conversion shares.

$110,000.00 Convertible
Note CodeSmart Holdings, Inc.
Iconic Holdings, LLC

If the Company fails to deliver to the Holder such certificate or certificates (or shares through DTC) pursuant to this Section (free of any restrictions on transfer or legends) prior to the third Trading Day after the Conversion Date, the Company shall pay to the Holder as liquidated damages, in cash, an amount equal to One Thousand Dollars ($1,000) per day, until such certificate or certificates are delivered. The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder’s actual damages and costs resulting from a failure to deliver the Common stock and the inclusion herein of any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs. Such liquidated damages will be added to the principal value of the Note. Notwithstanding anything to the contrary herein, if the Holder does not provide a Rule 144 Opinion or an effective registration statement for the resale of the conversion shares before the required Deadline therefore causing the Company unable to deliver the conversion shares without restriction, such failure by the Company to deliver conversion shares without restriction by the Deadline shall not be deemed as an event of default and shall not incur the liquidated damages provided in the preceding sentence.

(c)           Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than three times (3x) the number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 1 but without regard to any ownership limitations contained herein) upon the conversion of this Note in Common Stock. These shares shall be reserved in proportion with the Consideration actually received by the Company and the total reserve will be increased with future payments of consideration by Holder. The Company covenants that all shares of Common Stock that shall be issuable will, upon issue, be duly authorized, validly issued, fully-paid, non-assessable and freely-tradable. The Company agrees that this is a material term of this Note.

(d)           Conversion Limitation. The holder will not submit a conversion to the Company that would result in the Holder owning more than 9.99% of the total outstanding shares of the Company.

$110,000.00 Convertible
Note CodeSmart Holdings, Inc.
Iconic Holdings, LLC

Section 2.00 Defaults and Remedies.

(e)    Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder which default continues for more than five (5) Business Days after the due date; (ii) a default in the timely issuance of underlying shares upon and in accordance with terms hereof, which default continues for three (3) Business Days after the Company has received notice informing the Company that it has failed to issue shares or deliver stock certificates within the third (3rd) day following the Conversion Date; (iii) failure by the Company for three (3) Business Days after notice has been received by the Company to comply with any material provision of the Purchase Agreement (including without limitation the failure to issue the requisite number of shares of Common Stock upon conversion hereof;) (iv) a material breach by the Company of its representations or warranties in the Purchase Agreement; (v) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in excess of $500,000 or for money borrowed the repayment of which is guaranteed by the Company in excess of $500,000, whether such indebtedness or guarantee now exists or shall be created hereafter; (vi) any failure of the Company comply with its reporting obligations under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, when the Holder elects to convert any portion of the Note; (vii) Any failure of the Company to provide the Holder with information related to the corporate structure including, but not limited to, the number of authorized and outstanding shares, public float, etc. within two (2) days of request by Holder; (viii) failure to have sufficient number of authorized but unissued shares of the Company’s Common Stock available for any conversion; (ix) failure of Company’s stock to maintain a bid price in its trading market which occurs for at least five (5) consecutive business days; (x) any delisting of the Company’s Common Stock from the Principal Market; (xi) failure by Company to pay any of its Transfer Agent fees or to maintain a Transfer Agent of record; (xii) any trading suspension imposed by the Securities and Exchange Commission under Sections 12(j) or 12(k) of the 1934 Act; (xiii) failure of the Company to remain compliant with DTC, thus incurring a “chilled” status with DTC; or (xiv) failure by the Company to allow the Holder to execute on the Second and/or Last Closings options in the January 10th, 2014 ITEN Iconic Note Purchase Agreement.

Remedies. If an Event of Default occurs and is continuing with respect to the Note, the Holder may declare all of the then outstanding Principal Amount of this Note, including any interest due thereon, to be due and payable immediately without further action or notice. In the event of such acceleration, the amount due and owing to the Holder shall be increased to one hundred and fifty percent (150%) of the outstanding Principal Amount of the Note held by the Holder plus all accrued and unpaid interest, fees, and liquidated damages, if any. Additionally, this Note shall bear interest on any unpaid principal from and after the occurrence and during the continuance of an Event of Default at a rate of twenty percent (20%). The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder’s actual damages and costs resulting from an Event of Default and any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs. The remedies under this Note shall be cumulative and added to the principal value of the Note.

$110,000.00 Convertible
Note CodeSmart Holdings, Inc.
Iconic Holdings, LLC

Section 3.00 General.

(f)     Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(g)           Assignment, Etc. The Holder may assign or transfer this Note to any transferee at its sole discretion. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(h)            Governing Law; Jurisdiction.

(i)            Governing Law. This note will be governed by and construed in accordance with the laws of the state of California without regard to any conflicts of laws or provisions thereof that would otherwise require the application of the law of any other jurisdiction.

(ii)           Jurisdiction. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties hereto shall be settled by binding arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(iii)           No Jury Trial. The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this note.

$110,000.00 Convertible Note
CodeSmart Holdings, Inc.
Iconic Holdings, LLC

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed on the day and in the year first above written.

CODESMART HOLDINGS, INC.

By:	/s/ Ira Shapiro
Name:	Ira Shapiro
Title:	Chief Executive Officer
Date:	January 10, 2014

This Note is acknowledged as: Note of January 10, 2014

$110,000.00 Convertible Note
CodeSmart Holdings, Inc.
Iconic Holdings, LLC

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to convert that certain $110,000 Convertible Promissory Note identified as the Note)

DATE:                  ______________________________________

FROM:                    Iconic Holdings, LLC

Re:           $110,000 Convertible Promissory Note (this “Note”) originally issued by CODESMART HOLDINGS, INC., a
                Florida corporation, to Iconic Holdings, LLC on January __, 2014.

The undersigned on behalf of Iconic Holdings, LLC, hereby elects to convert $                                            of the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.0001 par value per share, of CODESMART HOLDINGS, INC. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. The undersigned represents as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, the undersigned will not exceed the “Restricted Ownership Percentage” contained in this Note.

Conversion information:	Date to Effect Conversion

Aggregate Principal Amount of Note Being Converted

Aggregate Interest on Amount Being Converted

Number of Shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name

Address

$110,000.00 Convertible Note
CodeSmart Holdings, Inc.
Iconic Holdings, LLC